Exhibit 23.1
CONSENT OF
INDEPENDENT PETROLEUM ENGINEER
Tri-Valley Corporation
4927 Calloway Dr.
Bakersfield, CA 93312

Ladies and Gentlemen:

We hereby consent to the use of our name and to the inclusion of our report appearing in Tri-Valley Corporation's Annual Report on Form 10-K for the year ended December 31, 2011, entitled “Reserve Estimation and Economic Evaluation, Executive Summary,” dated January 1, 2012, as attached as Exhibit 99.2 to the Annual Report, certain portions of which are also summarized in the Annual Report. We also consent to the incorporation by reference of our report in the Registration Statements on Form S-8 (Nos. 333-174776, 333-148240, and 333-130424) of Tri-Valley Corporation.

DELOITTE & TOUCHE LLP

/s/ Robin G. Bertram
Robin G. Bertram, P.Eng.
Financial Advisory

Calgary, Alberta, Canada
April 4, 2012

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